As filed with the Securities and Exchange Commission on October 24, 2014

Registration No. 333-198099

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENTERTAINMENT GAMING ASIA INC.

(Exact name of registrant as specified in its charter)

Nevada	7990	91-1696010
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit C1, Ground Floor, Koon Wah Building
No. 2 Yuen Shun Circuit
Yuen Chau Kok, Shatin
New Territories, Hong Kong SAR
+852-3147-6600

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Clarence Chung
Unit C1, Ground Floor, Koon Wah Building
No. 2 Yuen Shun Circuit
Yuen Chau Kok, Shatin
New Territories, Hong Kong SAR
+ 852-3147-6600

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Daniel K. Donahue, Esq.
Greenberg Traurig, LLP
3161 Michelson, Suite 1000
Irvine, CA 92612
(949) 732-6500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Non-Transferable Subscription Rights(1)	N/A	N/A	N/A	(2)	N/A	(2)
Common Stock, $.001 par value	27,777,673	$0.54	$14,999,943.00	(3)	$1,932.00	(3)
Total			$14,999,943.00		$1,932.00	(4)

(1)	This registration statement relates to: (a) non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be issued to holders of the Registrant’s common stock on a pro rata basis without consideration, and (b) the shares of the Registrant’s common stock issuable upon the exercise of such non-transferable subscription rights pursuant to the rights offering.
(2)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same Registration Statement as the securities to be offered pursuant thereto.
(3)	Calculated pursuant to Rule 457(g) based on the price at which the subscription rights may be exercised.
(4)	Previously paid.

EXPLANATORY NOTE

This Amendment No. 2 (Amendment No. 2) to the Registration Statement on Form S-1 (File No. 333-198099) of Entertainment Gaming Asia Inc. (Registration Statement) is being filed solely for the purpose of filing an exhibit as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$1,932
Printing expenses	$8,500
Fees and expenses of counsel for the Company	$200,000
Fees and expenses of accountants for the Company	$28,000
Fees and expenses for financial advisors for the Company	$400,000
Miscellaneous	$111,568
Total	$750,000

Item 14. Indemnification of Directors and Officers.

(a) Articles of Incorporation.  Our Articles of Incorporation provide that to the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, a director of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Bylaws.  Our Bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted under the Nevada General Corporation Law. We have obtained liability insurance for our officers and directors.

(c) Agreement.  We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of our corporation), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

Number	Exhibit Description	Method of Filing
3.1	Amended and Restated Articles of Incorporation of the Registrant dated June 7, 2003.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 18, 2003.
3.2	Amended and Restated Bylaws of the Registrant dated November 13, 2002.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 8, 2003.
3.3	Certificate of Amendment to Articles of Incorporation dated August 23, 2005.	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on April 13, 2007.
3.4	Certificate of Amendment to Articles of Incorporation dated January 9, 2007.	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on April 13, 2007.
3.5	Certificate of Amendment to Articles of Incorporation dated September 10, 2007.	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2007.

Number	Exhibit Description	Method of Filing
3.6	Certificate of Amendment to Articles of Incorporation dated July 23, 2010.	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 30, 2011.
3.7	Certificate of Change filed with the Secretary of State of Nevada on June 12, 2012.	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 12, 2012.
4.1	Specimen Stock Certificate.	Previously filed.
4.2	Specimen Subscription Right.	Previously filed.
5.1	Opinion of Greenberg Traurig, LLP.	Previously filed.
8.1	Opinion of Greenberg Traurig, LLP as to certain tax matters.	Previously filed.
10.1*	Form of Indemnification Agreement.	Incorporated by reference from the Registrant’s Quarterly Report on 10-QSB/A filed on August 19, 2003.
10.2*	Amended and Restated 1999 Stock Option Plan.	Incorporated by reference from the Registrant’s Quarterly Report on 10-QSB/A filed on August 19, 2003.
10.3	Machines Operation and Participation Agreement by and among the Registrant, Elixir Gaming Technologies (Hong Kong) Limited and NagaWorld Limited dated as of December 13, 2008.	Incorporated by reference from the Registrant’s Annual Report on Form 10K filed on March 30, 2009.
10.4	Two Services Agreements between the Registrant and Melco Services Limited dated as of May 18, 2009.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on May 18, 2009.
10.5	Option Deed between Elixir Gaming Technologies (Hong Kong) Limited and NagaWorld Limited as of July 25, 2009.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 30, 2009.
10.6	Machines Operation and Participation Agreement by and among the Registrant, Elixir Gaming Technologies (Hong Kong) Limited and NagaWorld Limited dated as of July 25, 2009.	Previously filed.
10.7*	2008 Stock Incentive Plan.	Incorporated by reference from the Registrant’s definitive Proxy Statement filed on August 20, 2008.
10.8	Machines Operation and Participation Consolidation Agreement by and among the Registrant, Elixir Gaming Technologies (Cambodia) Limited and NagaWorld Limited dated as of December 30, 2009.	Previously filed.
10.9	Supplemental Agreement to Machines Operation and Participation Consolidation Agreement dated May 25, 2010 among the Registrant, Elixir Gaming Technologies (Cambodia) Limited and NagaWorld Limited.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on May 26, 2010.

Number	Exhibit Description	Method of Filing
10.10	Shareholders Agreement dated March 4, 2011 between the Registrant and Mey Thoul, a Cambodian individual.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 8, 2011.
10.11	Undertaking Agreement dated July 13, 2011 among Elixir Gaming Technologies (Cambodia) Co., Limited, Dreamworld Leisure (Pailin) Limited and Ban Sreymom, a Cambodian individual.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 14, 2011.
10.12	Lease Agreement dated July 13, 2011 between Dreamworld Leisure (Pailin) Limited and Ban Sreymom, a Cambodian individual.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 14, 2011.
10.13	Transfer Agreement dated October 21, 2011 among the Registrant, Golden View International Gaming and Amusement Corp. and Jade Prosper Holdings Ltd.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on October 27, 2011.
10.14	Machines Operation and Participation Agreement dated April 2, 2012 among the Registrant and Mr. Kok An, a Cambodian individual, and Crown Resorts Co., Ltd.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on April 5, 2012.
10.15*	Executive Hong Kong Employment Agreement dated December 31, 2012 entered into between Elixir Gaming (Technologies) Hong Kong Limited and Clarence Chung.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 7, 2013.
10.16*	Executive Overseas Employment Agreement dated December 31, 2012 entered into between Dreamworld Leisure Management Limited and Clarence Chung.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 7, 2013.
10.17	Share Sale Agreement dated February 22, 2013 among Dolphin Advanced Technologies Pty Limited, Mario Turcarelli, Dolphin Products Pty Limited and Dolphin Products Limited (Hong Kong).	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on February 27, 2013.
10.18	Intellectual Property License Agreement dated February 22, 2013 among Dolphin Advanced Technologies Pty Limited, Elixir Gaming Technologies (Hong Kong) Limited and Dolphin Products Pty Limited.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on February 27, 2013.
10.19	Gaming Business and Assets Sale Agreement dated February 22, 2013 between Dolphin Products Pty Limited and Dolphin Products Limited (Hong Kong). (Incorporated by reference from the Registrant’s current report on Form 8-K filed on February 27, 2013.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on February 27, 2013.
10.20	Share Purchase Agreement dated June 20, 2014 among Elixir Gaming Technologies (Cambodia) Co., Limited, Ban Kea, a Cambodian individual, and Dreamworld Leisure (Pailin) Limited.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 26, 2014.

Number	Exhibit Description	Method of Filing
10.21	Termination Agreement dated June 20, 2014 among Elixir Gaming Technologies (Cambodia) Co., Limited, Ban Sreymom, a Cambodian individual, and Dreamworld Leisure (Pailin) Limited.	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 26, 2014.
21.1	List of subsidiaries of Registrant.	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 31, 2014.
23.1	Consent of Greenberg Traurig, LLP, filed as part of Exhibit 5.1.	Previously filed.
23.2	Consent of Ernst & Young.	Previously filed.
99.1	Letter to Stockholders who are Record Holders.	Previously filed.
99.2	Letter to Stockholders who are Beneficial Holders.	Previously filed.
99.3	Letter to Clients of Stockholders who are Beneficial Holders.	Previously filed.
99.4	Nominee Holder Certification Form.	Previously filed.
99.5	Beneficial Owner Election Form.	Previously filed.
99.6	Notice of Guaranteed Delivery.	Previously filed.
99.7	Consent of Capstone Valuation Services, LLC.	Filed electronically herewith.
101.INS	XBRL Instance Document**	Previously filed.
101.SCH	XBRL Taxonomy Extension Schema Document**	Previously filed.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**	Previously filed.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**	Previously filed.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document**	Previously filed.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**	Previously filed.

*	Indicates management compensatory plan, contract or arrangement.
**	Pursuant to applicable securities laws and regulations, we are deemed to have complied with the reporting obligation relating to the submission of interactive data files in such exhibits and are not subject to liability under any anti-fraud provisions of the deferral securities laws as long as we have made a good faith attempt to comply with the submission requirements and promptly amend the interactive data files after becoming aware that the interactive data files fail to comply with the submission requirements. Users of this data are advised that, pursuant to Rule 406T, these interactive data files are deemed not filed and otherwise are not subject to liability.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee'' table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, SAR on October 24, 2014.

ENTERTAINMENT GAMING ASIA INC.

By:	/s/ Clarence Chung Clarence Chung, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Clarence Chung Clarence Chung	Chief Executive Officer and Director	October 24, 2014
/s/ Andy Tsui Andy Tsui	Chief Accounting Officer (Principal Financial Officer)	October 24, 2014
/s/ Vincent Divito Vincent Divito	Director	October 24, 2014
/s/ John W. Crawford, J.P John W. Crawford, J.P	Director	October 24, 2014
/s/ Samuel Tsang Samuel Tsang	Director	October 24, 2014
/s/ Anthony Tyen, Ph.D. Anthony Tyen, Ph.D.	Director	October 24, 2014